Exhibit 10.20

June 3, 2005

John C. Hodgman

Re:     Employment Terms

Dear John:

Aerogen, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer on the following terms.

You will be responsible for overall management of the Company, reporting to the Company’s Board of Directors (“Board”).  The Company shall use its best efforts to elect you to the Board for so long as you hold the position of President and Chief Executive Officer of the Company.  You agree to serve as a director if elected by the shareholders and the Board, as the case may be.  The current Chairman of the Board, Dr. Jane Shaw, shall resign her positions as Chairman and as a Director of the Company, effective June 30, 2005.

You will work at the Company’s headquarters located in Mountain View, California.  The Company may change your work location from time to time in its discretion.

Your base salary will be $300,000 per year, less payroll withholding and all required deductions, paid semi-monthly.

You will be eligible to participate in the Management Incentive Plan, whereby you would earn an amount equal to forty percent (40%) of your then base salary, subject to payroll withholding, if you are actively employed as the Company’s President and Chief Executive Officer upon the earliest to occur of the following:  1) completion of a strategic alternative, such as an acquisition of the Company by merger, stock purchase, or a sale of the Company or substantially all of its assets, either in a single transaction or in a series of transactions;  2) liquidation of the Company on or before December 5, 2005; or 3) March 31, 2006.

In addition, you will be eligible to participate in the Executive Severance Change of Control Program, the detailed terms of which are currently being formulated and documented.  Although the Program will contain a specific and detailed definition of “Change of Control”, the Company agrees that as the Program will apply to you, a Change of Control will be deemed to have occurred if fifty-one percent (51%) or more of the Company’s equity is acquired by a new owner.  In addition, a Change of Control while you are President and Chief Executive Officer will constitute a material or substantial change in your responsibilities, for purposes of the Program.  Your severance available under the Program will be equivalent to one (1) year of base salary, subject to payroll withholding.

In the event that the Company files for, or has filed against it, a bankruptcy proceeding in the United States Bankruptcy Court, leading to the liquidation of the Company after December 5,

2005 and while you are President and Chief Executive Officer, then upon completion of the liquidation, the Company shall pay you the equivalent of one (1) year of base salary, subject to payroll withholding.

In order to receive severance related to a Change of Control or liquidation, you will be required to execute and deliver a fully effective general release of all claims, known and unknown, against the Company and its affiliates, in a form acceptable to the Company.

Because of the uncertainty of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to severance payments pursuant to this letter agreement, you agree that if any such payments are subject to the provisions of Section 409A of the Code, by reason of this letter agreement, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then such payments shall be made in accordance with Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service.

In the event that the Board decides to restructure the Company’s balance sheet and reduce ongoing expenditures, in order to promote the Company’s growth as an independent entity in lieu of a strategic alternative, then subject to the approval of the Board you shall be granted an option to purchase at least two percent (2%) but not more than four percent (4%) [on a fully-diluted basis] of the Company’s common stock, at the fair market value as determined by the Board as of the date of grant.  The Board shall determine in its sole discretion the number of shares granted to you, based upon the Board’s evaluation of your work performance and the new valuation of the Company.   The option shall be subject to a standard vesting schedule and will be governed in all respects by the applicable plan documents, grant notice and option agreement.

You will be eligible for all standard Company benefits, including medical insurance, vacation, sick leave, and paid holidays.  Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review.  The Company may change employee benefits from time to time in its discretion.

As a Company employee, you will be expected to abide by Company rules and policies, and to acknowledge in writing that you have read the Company’s Employee Handbook.  As a condition of employment, you must sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.  You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by the Board.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter and the enclosed Proprietary Information and Inventions Agreement, and return them to me by no later than [5p.m., Friday June 3, 2005/Monday morning, June 6, 2005] if you wish to accept employment at the Company under the terms described above.  If you accept our offer, we would like you to start on June 6, 2005.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Jean-Jacques Bienaimé
Jean-Jacques Bienaimé
Board Member

Accepted:

/s/ John C. Hodgman	6/6/05
John C. Hodgman	Date

Attachment:  Proprietary Information and Inventions Agreement